Exhibit 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 27, 2012, is by and among UNIFI, INC., a New York corporation (“Parent”), UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”; Unifi Manufacturing and Parent are herein collectively called the “Borrowers” and each individually a “Borrower”), THE PERSONS IDENTIFIED AS THE LENDERS ON THE SIGNATURE PAGES HERETO (the “Lenders”), and WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”), as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity,  “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of May 24, 2012 (“Existing Credit Agreement”) among Borrowers, the Lenders, and Wells Fargo, in its capacity as Agent, Lead Arranger and Book Runner, the Lenders have extended commitments to make certain credit facilities available to Borrowers; and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

PART  I.
DEFINITIONS

SUBPART 1.1  Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“First Amendment Effective Date” shall have the meaning set forth in Subpart 3.1.

SUBPART 1.2.  Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART  II.
AMENDMENT TO EXISTING CREDIT AGREEMENT

SUBPART 2.1  Amendment to Schedule 1.1 (Fixed Charges).  Effective on (and subject to the occurrence of) the First Amendment Effective Date, Schedule 1.1 to the Existing Credit Agreement is hereby amended by deleting the definition of “Fixed Charges” set forth therein in its entirety and replacing it with the following:

“Fixed Charges” means, with respect to any fiscal period of the Loan Parties on a Consolidated Basis, without duplication, the sum of (a) cash Interest Expense plus (b) scheduled principal payments on the Term Loan plus (c) all principal payments (whether scheduled or not) on other Funded Indebtedness (excluding, however, principal payments on the Revolving Loans), as determined in accordance with GAAP; provided, that, notwithstanding the foregoing, (i) the amount of Fixed Charges for each fiscal month ending on or prior to May 27, 2012 shall mean the amount set forth for such fiscal month on Schedule F-1 to the Agreement, and (ii) the amount of Fixed Charges shall not include the Permitted MacKay Shields Prepayment made after December 25, 2012 and prior to February 4, 2013, in an amount not to exceed $13,800,000.

PART  III.
CONDITIONS TO EFFECTIVENESS OF PART II

SUBPART 3.1  First Amendment Effective Date. Part II of this Amendment shall be and become effective as of December 27, 2012 (the “First Amendment Effective Date”), subject to the conditions set forth in this Part III having been satisfied (it being understood and agreed that the remainder of this Amendment shall be effective upon the execution and delivery hereof by the parties hereto).

SUBPART 3.2  Execution of Amendment and Other Documents. Agent shall have received fully executed counterparts of this Amendment.

SUBPART 3.3  Officer’s Certificate. Agent shall have received the officer’s certificate required pursuant to the definition of “Permitted MacKay Shields Prepayments”.

SUBPART 3.4  Parkdale Distribution. Unifi Manufacturing shall have received distributions with respect to its Equity Interests in the Parkdale JV in an amount not less than $4,000,000 on a date after December 25, 2012 and prior to February 4, 2013 and Borrowers shall have delivered to Agent an officer’s certificate as to the satisfaction of the same.

SUBPART 3.5  MacKay Shields Payoff Letter and Lien Releases.  Agent shall have received a letter from the MacKay Shields Agent and/or the MacKay Shields Lenders, as the case may be, respecting the amount necessary to repay in full all of the obligations owing under the MacKay Shields Term Loan Documents and releasing all of the Liens existing in favor of the MacKay Shields Agent and/or the MacKay Shields Lenders in and to the assets of the Loan Parties or their Subsidiaries, including, without limitation, a written notice pursuant to that certain Deposit Account Control Agreement dated as of August 21, 2012 by and among Unifi Manufacturing, Agent, MacKay Shields Agent and Wells Fargo Bank, National Association, as depository bank (“Depository Bank”), from the MacKay Shields Agent to Agent and Depository Bank, stating that Agent will be the “Controlling Agent” thereunder pursuant to the terms thereof.

SUBPART 3.6  Amendment Fee. Borrowers shall have paid Agent a non-refundable amendment fee in the amount of $50,000 (it being understood that Agent is hereby authorized to charge Borrowers’ Loan Account for the full amount of such fee on the First Amendment Effective Date and that Agent shall share such fee with the Lenders based on their Pro Rata Share of the Commitments).

SUBPART 3.7  Accuracy of Representations and Warranties. Each of Borrowers’ representations and warranties set forth in Section 4.6 hereof shall be true and correct in all respects.

PART  IV.
MISCELLANEOUS

SUBPART 4.1  No Additional Obligations.  Borrowers acknowledge and agree that the execution, delivery and performance of this Amendment shall not create (nor shall Borrowers rely upon the existence of or claim or assert that there exists) any obligation of any of Agent or Lenders to consider or agree to any other amendment of or waiver or consent with respect to the Amended Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and in the event that Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Amendment nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

SUBPART 4.2  Waiver of Claims.  In order to induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, remises, acquits and forever discharges each Lender and Agent and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties (excluding the gross negligence or willful misconduct of any of the Released Parties), prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Amendment, the Amended Credit Agreement or the other Loan Documents (collectively, the “Released Matters”) provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence.  Each Borrower hereby acknowledges that the agreements in this Subpart 4.2 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each Borrower hereby represents and warrants to each Lender and Agent that it has not purported to transfer, assign or otherwise convey any right, title or interest of any Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

SUBPART 4.3  Acknowledgments and Stipulations.  In order to induce Agent and Lenders to enter into this Amendment, each Borrower acknowledges, stipulates and agrees that (a) all of the Obligations are absolutely due and owing by Borrowers to Agent and Lenders in accordance with the terms and provisions of the Amended Credit Agreement without any defense, deduction, offset or counterclaim (and, to the extent any Borrower had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); (b) the Loan Documents executed by each Borrower are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (c) the Liens granted by each Borrower to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (d) each of the recitals contained at the beginning of this Amendment is true and correct; and (e) prior to executing this Agreement, each Borrower consulted with and had the benefit of advice of legal counsel of their own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.

SUBPART 4.4  Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.5  References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Existing Credit Agreement (including without limitation the Schedules thereto) to the “Agreement”, and all references in the other Loan Documents to the “Credit Agreement”, shall be deemed to refer to the Amended Credit Agreement.

SUBPART 4.6  Representations and Warranties of Borrowers. Each Borrower hereby represents and warrants that, after giving effect to the amendments and limited waiver contained herein, (a) the representations and warranties contained in Section 4 of the Existing Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty specifically relates to an earlier date, and (b) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof. Without limitation of the preceding sentence, each Borrower hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

SUBPART 4.7  Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. THIS AMENDMENT SUPPLEMENTS, AND FORMS A PART OF, THE EXISTING CREDIT AGREEMENT, BUT (FOR THE AVOIDANCE OF DOUBT) THE PARTIES HERETO IN ANY EVENT SPECIFICALLY AGREE (WITHOUT LIMITATION OF THE FIRST PART OF THIS SENTENCE) THAT THE PROVISIONS OF SECTION 12 OF THE EXISTING CREDIT AGREEMENT APPLY TO THIS AMENDMENT, MUTATIS MUTANDIS.

SUBPART 4.8  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[The remainder of this page is intentionally left blank.]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

UNIFI, INC., a New York corporation, as a Borrower

By:	/s/ CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President and Secretary

UNIFI MANUFACTURING, INC., a North Carolina corporation, as a Borrower

By:	/s/ CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent and as a Lender

By:	/s/ J. RYAN DAVISON
Name:	J. Ryan Davison
Title:	Vice President

CIT BANK, a Utah state-chartered bank, as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., a national banking association, as a Lender

By:	/s/ ANDREW A. DOHERTY
Name:	Andrew A. Doherty
Title:	Senior Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT

GUARANTOR’S ACKNOWLEDGEMENT

The undersigned, each a guarantor of the “Obligations” of UNIFI, INC., a New York corporation (“Parent”), UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”; Unifi Manufacturing and Parent are herein collectively called the “Borrowers” and each individually a “Borrower”), under and as defined in that certain Credit Agreement dated as of May 24, 2012 (as amended or modified from time to time, collectively, the “Credit Agreement”) among Borrowers, the lenders party thereto (the “Lenders”), and WELLS FARGO BANK, N.A., as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), sole bookrunner and lead arranger, hereby (a) acknowledges receipt of the foregoing First Amendment to Credit Agreement dated as of December 27, 2012 among Borrowers, the Lenders party thereto and Agent (the “Amendment”); (b) consents to the terms and execution thereof; (c) reaffirms its obligations pursuant to the terms of that certain Guaranty and Security Agreement dated as of May 24, 2012 executed by the undersigned in favor of Agent (the “Guaranty”); and (d) acknowledges that Agent and the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of Borrowers, or enter into any agreement or extend additional or other credit accommodations to Borrowers, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for Borrowers’ present and future Obligations.

SPANCO INTERNATIONAL, INC., a North Carolina corporation

By:	/s/ CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President and Secretary

UNIFI SALES & DISTRIBUTION, INC., a North Carolina corporation

By:	/s/ CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President and Secretary

UNIFI EQUIPMENT LEASING, LLC, a North Carolina limited liability company

By:	/s/ CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President and Secretary